Exhibit 99.1(a)

Landry’s Restaurants, Inc. (‘LNY’/NYSE) Reports Fourth Quarter 2008 and Year End Financial Results

HOUSTON, March 16 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”), announced its earnings for the fourth quarter and for the year ended December 31, 2008.

Revenues from continuing operations for the three months ended December 31, 2008, totaled $253.7 million, as compared to $277.9 million a year earlier including $56.4 million and $66.0 million from the Golden Nugget, respectively. Net income (loss) from continuing operations for the quarter was $4.6 million, compared to ($1.6) million reported last year. Earnings (loss) per share from continuing operations for the quarter were $0.30, compared to ($0.10) diluted reported last year. Results for the fourth quarter of 2008 reflect a gain of $11.5 million after-tax from insurance proceeds received during the quarter that effectively offsets the impairment charges recorded in the third quarter of 2008 arising from Hurricane Ike and $3.0 million after-tax in non-recurring transaction costs associated with the terminated merger agreement. The Kemah Boardwalk has reopened as have all Houston, Galveston and Kemah restaurants. The three months ended December 31, 2008 also includes an $8.0 million after tax non-cash expense for the change in fair value of interest rate swaps compared to $0.9 million in the prior comparable period. Same store sales for the Company’s restaurants were negative 4.7% for the quarter.

Revenues from continuing operations for the year ended December 31, 2008, totaled $1,143.9 million, as compared to $1,160.4 million a year earlier including $253.3 million and $265.9 million from the Golden Nugget, respectively. Net earnings from continuing operations for the year were $13.5 million, compared to $27.7 million reported last year. Earnings per share-diluted from continuing operations for the year were $0.87, compared to $1.43 in the prior year. Included in earnings from continuing operations for the year ended December 31, 2008 are non-cash charges associated with interest rate swaps not designated as hedges in the amount of $9.3 million after-tax or $0.60 per share diluted compared to $2.9 million after-tax or $0.15 in the prior year. In addition, included in results for the year ended December 31, 2007, are gains on property sales and investments of approximately $13.0 million after-tax, offset by costs associated with refinancing the Golden Nugget and the senior notes of approximately $12.8 million. Interest expense for 2008 increased by approximately $10.1 million after-tax primarily due to the higher borrowings outstanding at the Golden Nugget and a higher interest rate on our senior notes.

As a result of our 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarter ended December 31, 2008 was $0.1 million or $0.00 per share compared to a loss of $5.0 million or $0.31 per share in the prior year. Therefore, the consolidated net income for the quarter was $4.6 million or $0.30 per share, compared to a net loss of $6.6 million or $0.41 per share in 2007. The loss from discontinued operations, net of taxes was $10.6 million for the year ended December 31, 2008 as compared to a loss of $9.6 million for the prior year, and the consolidated net income for such periods was $2.9 million and $18.1 million, or $0.19 per share – diluted and $0.93 per share, respectively.

As previously announced, the Company entered in to a new $81.0 million Credit Agreement in December 2008, and in February 2009, entered into a $215.6 million Amended and Restated Credit Agreement and issued $295.5 million in Senior Secured Notes. The proceeds were used to repay substantially all of the Company’s outstanding $400.0 million senior notes. The new financing will result in consolidated annual interest expense of approximately $112.0 million, with approximately $96.0 million in cash interest, and the remainder from amortization of financing costs and original issue discount.

Due to a number of factors affecting consumers, including rising unemployment, home foreclosures, a slowdown in global economies, contracting credit markets, and reduced consumer spending, the near term outlook for the restaurant, hospitality, entertainment and gaming industries is uncertain. The economic slow down accelerated in the fourth quarter of 2008 and continued into the first quarter of 2009. In response to the current economic conditions, the Company has taken measures to increase efficiencies and reduce its cost structure across its businesses. As a result of the higher interest costs, the need to refinance by 2011 and dramatic economic turmoil, the Company expects to reduce its unit growth and conserve capital for debt repayment.

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada at December 31, 2008.

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic. In addition, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Readers are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements are the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, continued negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED December 31, 2008		FOR THE QUARTER ENDED December 31, 2007		FOR THE TWELVE MONTHS ENDED December 31, 2008		FOR THE TWELVE MONTHS ENDED December 31, 2007
REVENUES	$253,729	100.0%	$277,879	100.0%	$1,143,889	100.0%	$1,160,368	100.0%

COST OF REVENUES	53,739	21.2%	61,004	22.0%	245,381	21.5%	256,336	22.1%

LABOR	81,521	32.1%	92,464	33.3%	366,395	32.0%	375,144	32.3%

OTHER OPERATING EXPENSES	63,997	25.2%	73,739	26.5%	288,090	25.2%	292,298	25.2%

UNIT LEVEL PROFIT	54,472	21.5%	50,672	18.2%	244,023	21.3%	236,590	20.4%

GENERAL & ADMINISTRATIVE	14,419	5.7%	11,844	4.3%	51,294	4.5%	55,756	4.8%

PRE-OPENING COSTS	874	0.3%	1,346	0.5%	2,266	0.2%	3,477	0.3%

DEPRECIATION & AMORTIZATION	17,171	6.8%	16,651	6.0%	70,292	6.1%	65,287	5.6%

LOSS (GAIN) ON DISPOSAL OF ASSETS	(68)	0.0%	(217)	-0.1%	(59)	0.0%	(18,918)	-1.6%

ASSET IMPAIRMENT EXPENSE	(17,676)	-7.0%	—	0.0%	2,409	0.2%	—	0.0%

TOTAL OPERATING INCOME	39,752	15.7%	21,048	7.6%	117,821	10.3%	130,988	11.3%

OTHER EXPENSE	33,075		21,781		97,117		89,012

INCOME (LOSS) FROM CONTINUING OPERATIONS

BEFORE TAXES	6,677		(733)		20,704		41,976

TAX PROVISION (BENEFIT)	2,074		857		7,227		14,238

INCOME (LOSS) FROM CONTINUING OPERATIONS	4,603		(1,590)		13,477		27,738

LOSS FROM DISCONTINUED

OPERATIONS, NET OF TAXES	(33)		(5,024)		(10,569)		(9,626)

NET INCOME (LOSS)	$4,570		$(6,614)		$2,908		$18,112

EARNINGS (LOSS) PER SHARE - BASIC:

INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.30		$(0.10)		$0.88		$1.47

LOSS FROM DISCONTINUED OPERATIONS	—		(0.31)		(0.69)		(0.51)

NET INCOME (LOSS)	$0.30		$(0.41)		$0.19		$0.96

AVERAGE SHARES	15,260		15,950		15,260		18,850

EARNINGS (LOSS) PER SHARE - DILUTED:

INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.30		$(0.10)		$0.87		$1.43

LOSS FROM DISCONTINUED OPERATIONS	—		(0.31)		(0.68)		(0.50)

NET INCOME (LOSS)	$0.30		$(0.41)		$0.19		$0.93

AVERAGE SHARES	15,390		15,950		15,480		19,400

EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization):

Net income (loss)	$4,570		$(6,614)		$2,908		$18,112

Add back:

Loss from discontinued operations	33		5,024		10,569		9,626

Tax provision (benefit)	2,074		857		7,227		14,238

Other expense	33,075		21,781		97,117		89,012

Depreciation and amortization	17,171		16,651		70,292		65,287

Loss (gain) on disposal of assets	(68)		(217)		(59)		(18,918)

Asset impairment expense	(17,676)		—		2,409		—

EBITDA	$39,179		$37,482		$190,463		$177,357

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED BALANCE SHEETS

($ in Millions except per share amounts)

	December 31,
	2008	2007
Cash & equivalents	$51.1	$39.6

Assets related to discontinued operations	2.9	21.8

Other current assets	81.3	93.6

Total current assets	135.3	155.0

Property & equipment, net	1,259.2	1,238.6

Other assets	120.8	109.4

Total assets	$1,515.3	$1,503.0

Current liabilities	$216.2	$299.9

Liabilities related to discontinued operations	5.1	5.0

Long-term debt	862.4	801.4

Other non-current	137.1	79.8

Total liabilities	1,220.8	1,186.1

Total stockholders’ equity	294.5	316.9

Total liabilities & equity	$1,515.3	$1,503.0

Net book value per share	$18.24	$19.62